UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2016

HELEN OF TROY LIMITED

(Exact name of registrant as specified in its charter)

Commission File Number:  001-14669

Bermuda	74-2692550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CLARENDON HOUSE

2 CHURCH STREET

HAMILTON, BERMUDA

(Address of principal executive offices)

ONE HELEN OF TROY PLAZA

EL PASO, TEXAS 79912

(United States mailing address of registrant and zip code)

915-225-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On December 7, 2016, Helen of Troy Limited (the “Company”) and Helen of Troy, L.P., a subsidiary of the Company and the borrower, entered into that certain First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with Bank of America, N.A., as administrative agent, and the other lenders party thereto.  The Amendment amends the Amended and Restated Credit Agreement, dated January 16, 2015, with Bank of America, N.A., as administrative agent, and the other lenders party thereto (as amended, the “Credit Agreement”).

The Amendment increases the unsecured revolving commitment of the Credit Agreement from $650 million to $1 billion, subject to the terms and limitations described in the Credit Agreement.  The maturity of the commitment under the Credit Agreement was extended from January 16, 2020 to December 7, 2021.  The Amendment amended the Credit Agreement to permit Qualified Acquisitions (as described in the Credit Agreement), provided that the Leverage Ratio (as defined in the Credit Agreement) immediately prior to such Qualified Acquisition is not greater than 3.50 to 1.00 and subject to certain other terms and limitations set forth in the Credit Agreement.  If a Qualified Acquisition is consummated, the Amendment modified the Leverage Ratio following a Qualified Acquisition, such that the Leverage Ratio cannot be greater than:

•                  4.25 to 1.00 at any time during the fiscal quarter in which a Qualified Acquisition is consummated;

•                  4.00 to 1.00 at any time during the first, second and third fiscal quarters immediately following the fiscal quarter in which a Qualified Acquisition is consummated; and

•                  3.75 to 1.00 at any time during the fourth fiscal quarter immediately following the fiscal quarter in which a Qualified Acquisition is consummated.

In addition, the Amendment increased the amount the Company may request under the accordion of the Credit Agreement to allow the Company to increase the aggregate revolving loan commitments by up to $200 million, subject to lender approval and the satisfaction of certain other conditions.  Prior to the Amendment, the maximum increase under the accordion was $150 million.  The Amendment does not modify the terms of the Credit Agreement under which repayment may be accelerated or increased.

The foregoing description of the First Amendment is not a complete description of all of the parties’ rights and obligations under such agreement and is qualified in its entirety by reference to the First Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1, and the Credit Agreement that was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2015, which is incorporated by reference herein.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2016, the Board of Directors (the “Board”) of the Company approved the appointment of Thurman Case to serve as a director of the Company effective January 1, 2017, until the next annual general meeting of shareholders or until his successor has been duly elected or appointed, or until his earlier death, resignation or removal.  The Board intends to nominate Mr. Case as a director of the Company at the next annual general meeting of shareholders.  Mr. Case’s appointment will fill the vacancy created by the previously announced resignation of Mr. Alexander M. Davern from the Company, effective March 31, 2017.  The Board also approved the appointment of Mr. Case to serve as a member of the Audit Committee of the Board effective January 1, 2017. There are no arrangements or understandings between Mr. Case and any other persons pursuant to which he was appointed as a director of the Company.  There are no family relationships between Mr. Case and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.  There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Case and the Company.  Mr. Case will receive the same compensation for service on the Board as that of the other non-employee directors of the Company, pro-rated for the year of his service from the effective date of his election to the Board.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

10.1

First Amendment to Amended and Restated Credit Agreement dated December 7, 2016, by and among Helen of Troy, L.P., a Texas limited partnership, Helen of Troy Limited, a Bermuda company, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELEN OF TROY LIMITED

Date: December 13, 2016	/s/ Brian Grass
Brian Grass
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

First Amendment to Amended and Restated Credit Agreement dated December 7, 2016, by and among Helen of Troy, L.P., a Texas limited partnership, Helen of Troy Limited, a Bermuda company, Bank of America, N.A., as administrative agent, and the other lenders party thereto.